UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)                       February 13, 2020

Radian Group Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-11356	23-2691170
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Market Street, Philadelphia, Pennsylvania, 19102
(Address of Principal Executive Offices, and Zip Code)

(215) 231-1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	RDN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

On February 13, 2020, upon the recommendation of the Governance Committee of the board of directors (the “Board”) of  Radian Group Inc. (the “Company”), the Board increased the size of the Board to eleven directors and appointed two new directors, Lisa Mumford and Brad Conner, to the Board. There is no arrangement or understanding between either Ms. Mumford or Mr. Conner and any other person pursuant to which either was appointed as director. Neither Ms. Mumford nor Mr. Conner has a direct or indirect material interest in any transaction in which the Company is or will be a participant.

Lisa Mumford, 56, served as the Chief Financial Officer of Ellington Financial Inc. (NYSE: EFC) and Ellington Financial Management LLC from 2009 through her retirement in 2018. Ms. Mumford also served as the Chief Financial Officer of Ellington Residential Mortgage REIT (NYSE: EARN) from 2013 until her retirement. Prior to those roles, Ms. Mumford was Senior Managing Director and Chief Accounting Officer at ACA Capital Holdings, Inc., and was with ACE Guaranty Corp. (formerly Capital Re Corporation) for 15 years, where over her tenure she held the positions of Chief Financial Officer and Controller. Ms. Mumford currently serves on the board of directors of Ellington Financial Inc. Ms. Mumford is a member of the American Institute of Certified Public Accountants and holds a B.B.A. in Accounting from Hofstra University.

Brad Conner, 58, recently retired as the Vice Chairman of the Consumer Banking Division at Citizens Financial Group Inc. (NYSE: CFG) and a member of its Executive Committee and Executive Leadership Group. Among other roles, he oversaw the bank’s Home Lending, Retail Banking, Business Banking, Wealth Management, Unsecured Lending, Auto Finance and Education Finance business divisions. Mr. Conner previously served as President of JP Morgan Chase & Co.’s Home Equity and Mortgage Home Loan Direct business, and ran Chase and Bank One’s combined home equity business after the companies’ 2004 merger. Mr. Conner is a member of the Consumer Bankers Association’s Board of Directors, and is treasurer of the Board of Trustees of the Dave Thomas Foundation for Adoption. Mr. Conner earned his B.A. and M.B.A. from the University of Arkansas.

Future Departure of Director

In addition, on February 13, 2020, David C. Carney, a director of the Company since 1992, announced his intention to retire from the Board at the end of his current term, which will occur at the Company’s 2020 annual meeting of stockholders scheduled for May 13, 2020 (the “2020 Annual Meeting”).  In light of Mr. Carney’s announcement, on February 13, 2020, upon the recommendation of the Governance Committee of the Board, the Board approved a reduction of the size of the Board to ten directors, effective upon Mr. Carney’s retirement at the 2020 Annual Meeting.

Item 8.01    Other Events

On February 13, 2020, the Board approved an increase to the Company’s existing share repurchase authorization from $200 million to $475 million, and a program extension to August 2021. As of February 12, 2020, approximately 3.1 million shares for a total cost of $73.2 million, including commissions, have been repurchased under this program, leaving $401.8 million in share repurchase authority remaining.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.
(Registrant)

Date: February 20, 2020
By: /s/ Edward J. Hoffman
Edward J. Hoffman
General Counsel and Corporate Secretary

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